Exhibit 99.2

INVESTOR CONTACT: Tom Paulson Vice President and Chief Financial Officer 763-540-1204	MEDIA CONTACT: Kathryn Lovik Director, Communications 763-540-1212

Tennant Company Elects William F. Austen, Vice President – Operations for
Bemis Company to Board of Directors

MINNEAPOLIS, Minn., Feb. 14, 2007—Tennant Company (NYSE: TNC) today announced that William F. Austen will join the company’s board of directors effective immediately. With this addition, the board will have 10 members.

Austen is Vice President, Operations of Bemis Company (NYSE: BMS), the largest flexible packaging company in the Americas and a major manufacturer of pressure-sensitive materials used for labels, decoration and signage. Prior to joining the corporate office at Bemis Company in 2004, Austen was President/CEO, MACtac from 2000-2004 and previously held various positions with General Electric Company from 1980-2000, culminating in his position as General Manager, Global Switchgear Business.

“Bill will bring tremendous insight to the Tennant Board of Directors. Throughout his outstanding career, he has been associated with innovation, global expansion and best practices in operations,” said Chris Killingstad, President and CEO of Tennant Company. “This is exactly the type of talent and skill we want to have on our Board as Tennant Company aggressively pursues its plans to lean its operations and expand international markets.”

Austen holds a Bachelor of Engineering Degree in Marine Engineering from SUNY Maritime College and a Masters of Engineering Administration from George Washington University.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

###